Exhibit 99.1

Safe Harbor Financial Reports Second Quarter 2026 Results and Provides Corporate Update

Second Quarter 2026 Revenue of Approximately $1.9 Million, Up 4.8% Year Over Year

Loan Program Income Up 50.7% Year Over Year to Approximately $0.8 Million

Average Deposit Balances Increased 6.8% Year Over Year to $108.4 Million, Reflecting Continued Momentum from Enhanced Marketing and a Customer-Focused Growth Strategy

Cash and Cash Equivalents of $5.7 Million and Stockholders’ Equity of $6.1 Million as of June 30, 2026

DENVER, August 10, 2026 (GLOBE NEWSWIRE): SHF Holdings, Inc., d/b/a Safe Harbor Financial (“Safe Harbor” or the “Company”) (NASDAQ: SHFS), a leading fintech platform serving the banking, lending, and financial services needs of the regulated cannabis and hemp industries, today announced its financial results for the second quarter ended June 30, 2026.

“Our second quarter results reflect the continued execution of the growth strategy we have been building over the past several quarters,” said Terrance Mendez, Chief Executive Officer and Chief Financial Officer of Safe Harbor. “Loan program income grew more than 50% year over year for the second consecutive quarter, and average deposit balances increased 6.8% year over year to $108.4 million, with our trailing 14-day average balance up 7.9%. We believe this deposit growth is a direct result of the enhanced marketing and customer-focused initiatives we have put in place, which are winning new customers and increasing average balances across our platform.”

“As expected, general and administrative expenses increased year over year, primarily reflecting continued strategic investment in marketing, brand awareness and systems, together with a franchise tax refund recognized in the second quarter of 2025 that did not recur this year,” Mr. Mendez continued. “Our underlying expense trends remain consistent with our commitment to disciplined cost management, and we continue to identify further opportunities for efficiency even as we invest in the platform.”

“Growth and execution remain our top priorities for the remainder of 2026,” Mr. Mendez added. “We are continuing to invest in the people, systems and products that support that our growth, including the expansion of our consulting and managed services offering and our purpose-built pooled employer retirement plan, which has already onboarded multiple clients and earned the endorsement of Canopy HR as the recommended retirement solution for its cannabis-focused clients. Combined with the continued build-out of our Safe Harbor Institutional Infrastructure-as-a-Service model for financial institutions, we believe these investments, paired with continued expense control, position Safe Harbor to capture the growing opportunity in front of us.”

On the regulatory front, Mr. Mendez added, “the Department of Justice’s April 23 order placing state-licensed medical cannabis on Schedule III, followed by the DEA’s expedited hearing on broader rescheduling held between June 29 and July 15, reflect continued momentum toward a more favorable federal cannabis policy environment. While the timing and ultimate scope of further federal action remain uncertain, we believe Safe Harbor remains well positioned to benefit as the addressable market for our compliance platform continues to expand.”

Second Quarter 2026 Operational Highlights

●	Board of Directors Expansion (April 2026): Appointed Tyler Klimas and Sean Tonner to the Board of Directors effective April 22, 2026, adding deep cannabis regulatory and strategic communications expertise. Sundie Seefried resigned from the Board on April 20, 2026.

●	Safe Harbor Retirement Plan Launch (April 2026): Introduced the Safe Harbor Pooled Employer 401(k) Plan, a purpose-built, fully transparent and compliant pooled employer retirement plan that provides state-legal cannabis businesses with access to institutional-quality retirement benefits.

●	Continued Deposit and Relationship Growth (Second Quarter 2026): Average deposit balances increased 6.8%, or $7.0 million, year over year to $108.4 million, and average account balances increased 6.3% year over year, reflecting the continued success of the Company’s enhanced marketing and customer-focused growth initiatives.

●	Federal Cannabis Rescheduling Developments (April to July 2026): Following the Department of Justice’s April 23, 2026 order rescheduling state-licensed medical cannabis to Schedule III, the DEA held an expedited administrative hearing between June 29 and July 15, 2026 to consider broader rescheduling of cannabis from Schedule I to Schedule III.

Subsequent Operational Highlights

●	Infrastructure-as-a-Service Launch (July 2026): Introduced the Safe Harbor Institutional Infrastructure-as-a-Service operating model, which helps financial institutions build, operate and scale compliant cannabis banking programs.

●	Canopy HR Selects the Safe Harbor Retirement Plan (August 2026): Canopy HR, a provider of HR, compliance, benefits and administrative support for the cannabis industry serving approximately 526,000 worksite employees, selected the Safe Harbor Pooled Employer 401(k) Plan as the recommended retirement solution for its cannabis-focused clients. Since its April 2026 launch, the plan has onboarded six new clients, including a multistate operator.

●	Capital Structure Simplification (August 2026): The temporary reduction in the conversion price of the Company’s Series B Convertible Preferred Stock concluded on July 31, 2026, with the conversion price reverting to $1.5528. During the reduction period, holders converted 3,198 shares of Series B Convertible Preferred Stock into 4,920,008 shares of common stock, simplifying the Company’s capital structure.

Balance Sheet Highlights

	June 30, 2026 (Unaudited)	December 31, 2025
Cash and Cash Equivalents	$5,729,576	$6,779,040
Total Assets	$14,153,304	$17,207,024
Total Liabilities	$8,052,337	$8,971,116
Total Stockholders’ Equity	$6,100,967	$8,235,908

Second Quarter and Year-to-Date 2026 Income Statement Highlights

	Q2 2026 (Unaudited)	Q2 2025 (Unaudited)	YTD 2026 (Unaudited)	YTD 2025 (Unaudited)
Total Revenue	$1,934,740	$1,845,334	$3,910,179	$3,777,686
Total Operating Expenses	$2,961,094	$2,816,376	$6,699,889	$6,740,223
Operating Loss	$(1,026,354)	$(971,042)	$(2,789,710)	$(2,962,537)
Net Loss	$(1,513,235)	$(930,715)	$(3,292,452)	$(1,757,914)

For the Three Months Ended June 30,

		2026	2025	Change ($)	Change (%)
Average deposit balance	(1)	$108,413,858	$101,463,819	$6,950,039	6.8%
Trailing 14-day average account balance	(2)	$108,933,064	$100,915,015	$8,018,049	7.9%
Average monthly account fees	(3)	$229,360	$276,586	$(47,226)	(17.1)%
Average active accounts	(4)	766	762	4	0.5%
Average account balance	(5)	$141,532	$133,155	$8,377	6.3%
Average monthly fees per account	(6)	$299	$363	$(64)	(17.6)%

For the Six Months Ended June 30,

		2026	2025	Change ($)	Change (%)
Average deposit balance	(1)	$107,327,311	$103,756,620	$3,570,691	3.4%
Trailing 14-day average account balance	(2)	$108,933,064	$100,915,015	$8,018,049	7.9%
Average monthly account fees	(3)	$235,218	$285,433	$(50,215)	(17.6)%
Average active accounts	(4)	765	772	(7)	(0.9)%
Average account balance	(5)	$140,358	$134,400	$5,958	4.4%
Average monthly fees per account	(6)	$308	$370	$(62)	(16.8)%

(1)	Represents the average deposit balance over the period.
(2)	Represents the average balance for the 14 calendar days ending on June 30th, which represents a period end balance that smooths our clients’ two-week payroll cycles.
(3)	Reported account activity fee revenue.
(4)	Represents the average of ending active accounts for each of the three months therein.
(5)	Refer to the section Discussion of Results of our Operations in the Company’s Quarterly Report on form 10-Q for the three months ended June 30, 2026 for additional discussion of trends.
(6)	Represents the average of account activity fee revenue for the three and six months therein.

Revenue was approximately $1.9 million for the second quarter of 2026, a 4.8% increase compared to approximately $1.8 million in the second quarter of 2025, driven primarily by growth in loan program income. For the six months ended June 30, 2026, revenue was approximately $3.9 million, a 3.5% increase compared to approximately $3.8 million for the same period in 2025.

Loan program income was approximately $0.8 million for the second quarter of 2026, an increase of 50.7% compared to approximately $0.6 million in the second quarter of 2025, and approximately $1.7 million for the six months ended June 30, 2026, an increase of 53.1% compared to the same period in 2025. The growth reflects the continued benefit of the Second Amended Commercial Alliance Agreement with Partner Colorado Credit Union, effective October 1, 2025, which increased the Company’s share of loan program income to up to 65% from approximately 35% under the prior agreement.

Account fee income was approximately $0.8 million for the second quarter of 2026, a decrease of 18.4% compared to approximately $1.0 million in the second quarter of 2025, primarily due to lower revenue from a merchant service partner.

Investment income was approximately $0.3 million for the second quarter of 2026, consistent with the second quarter of 2025. The average investable deposit base grew 30% to $45.8 million from $35.3 million between those periods, offset by a decline in the Federal Reserve Interest On Reserve Balance (IORB) rate from 4.40% to 3.65%.

Average deposit balances increased 6.8%, or $7.0 million, year over year to $108.4 million for the second quarter of 2026, and the trailing 14-day average account balance increased 7.9% year over year to $108.9 million. Average account balances increased 6.3% year over year to approximately $141,500. Management believes this growth reflects the continued effectiveness of the Company’s enhanced marketing and customer-focused growth strategy in attracting new customers and deepening existing relationships.

Total operating expenses for the second quarter of 2026 increased 5.1% to approximately $3.0 million, compared to approximately $2.8 million in the second quarter of 2025. For the six months ended June 30, 2026, total operating expenses decreased 0.6% to approximately $6.7 million, compared to the same period in 2025. The year-over-year increase for the quarter was primarily attributable to higher general and administrative expenses related to strategic investments described below, partially offset by a $0.4 million credit benefit from a risk reduction on certain loans recognized during the quarter and lower compensation and employee benefits expense.

Net loss was approximately $(1.5) million for the second quarter of 2026, compared to a net loss of approximately $(0.9) million for the second quarter of 2025. Net loss attributable to common stockholders was approximately $(2.5) million, or $(0.36) per basic and diluted share, compared to approximately $(0.9) million, or $(0.33) per basic and diluted share, in the second quarter of 2025. The increase in net loss attributable to common stockholders was primarily driven by a $1.0 million non-cash deemed dividend associated with induced conversions of Series B Convertible Preferred Stock completed during the quarter, which had no effect on the Company’s net loss, total stockholders’ equity or cash flows from operations.

For more information on the Company’s quarter ended June 30, 2026 financial results, please refer to our Form 10-Q filed with the U.S. Securities and Exchange Commission and accessible at www.sec.gov.

About Safe Harbor:

Safe Harbor is a cannabis-exclusive financial platform delivering smarter banking, lending, payments and business services tailored to how the cannabis industry actually operates. As one of the original pioneers of compliant financial operations support and cannabis banking consulting in the U.S., Safe Harbor has assisted in the processing of more than $36 billion in cannabis-related depository funds across 41 states and territories. Through its proprietary Cannabis Banking Solutions™ Platform and network of regulated financial institution partners, Safe Harbor empowers cannabis operators to gain clarity, control and confidence in their financial operations. From daily banking to long-term growth, Safe Harbor provides real solutions and personal support, built exclusively for cannabis. Safe Harbor is a financial technology company, not a bank. Banking services are provided by our partner financial institutions. For more information, visit shfinancial.org.

Cautionary Statement Regarding Forward-Looking Statements:

Certain information contained in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Forward-looking statements may include, but are not limited to, statements with respect to trends in the cannabis industry, including proposed changes in U.S. and state laws, rules, regulations and guidance relating to Safe Harbor’s services; Safe Harbor’s growth prospects and Safe Harbor’s market size; Safe Harbor’s projected financial and operational performance, including relative to its competitors and historical performance; success or viability of new product and service offerings Safe Harbor may introduce in the future; the impact of volatility in the capital markets, which may adversely affect the price of Safe Harbor’s securities; the outcome of any legal proceedings that have been or may be brought by or against Safe Harbor; and other statements regarding Safe Harbor’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Safe Harbor’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Safe Harbor undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Safe Harbor Investor Relations Contact:

ir@SHFinancial.org

Safe Harbor Media Relations Contact:

safeharbor@kcsa.com

SHF Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,934,740	$1,845,334	$3,910,179	$3,777,686
Operating Expenses:
Compensation and employee benefits	1,477,615	1,583,051	3,138,273	2,955,532
Professional services	792,804	712,337	1,938,613	2,211,871
Rent expense	60,971	63,185	112,403	124,191
Amortization of contract asset	129,072	-	258,144	-
Credit benefit	(386,119)	-	(702,695)	-
General and administrative expenses	886,751	457,803	1,955,151	1,448,629
Total operating expenses	2,961,094	2,816,376	6,699,889	6,740,223
Operating loss	(1,026,354)	(971,042)	(2,789,710)	(2,962,537)
Other (Expenses) Income:
Change in fair value of warrant liabilities	14,598	138,158	31,197	1,254,240
Change in fair value of deferred consideration	-	(40,960)	-	120,040
Net loss on disposal of securities	(340,408)	-	(340,408)	-
Issuance cost from the sale of the ELOC	(182,229)	-	(210,109)	-
Interest expense	(2,290)	(115,341)	(6,870)	(228,127)
Interest income	23,448	-	23,448	-
Total other (expenses) income	(486,881)	(18,143)	(502,742)	1,146,153
Net loss before income tax	(1,513,235)	(989,185)	(3,292,452)	(1,816,384)
Income tax benefit	-	58,470	-	58,470
Net loss	(1,513,235)	(930,715)	(3,292,452)	(1,757,914)
Deemed dividends	(981,146)	-	(1,068,758)	-
Net loss attributable to common stockholders	$(2,494,381)	$(930,715)	$(4,361,210)	$(1,757,914)
Weighted average shares outstanding, basic and diluted	6,928,023	2,826,468	5,647,674	2,806,841
Basic and diluted net loss per share	$(0.36)	$(0.33)	$(0.77)	$(0.63)

SHF Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2026	December 31, 2025

ASSETS
Current Assets:
Cash and cash equivalents	$5,729,576	$6,779,040
Accounts receivable – trade	21,010	31,376
Accounts receivable – related party	683,887	1,009,483
Prepaid expenses	532,632	862,400
Contract asset	516,283	516,283
Other current assets	3,454,688	3,000,000
Total Current Assets	10,938,076	12,198,582
Operating lease right to use asset	469,017	547,186
Investment in preferred securities	-	1,450,000
Prepaid expenses	233,783	414,329
Contract asset	2,323,273	2,581,417
Other assets	189,155	15,510
Total Assets	$14,153,304	$17,207,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$530,398	$189,828
Accounts payable-related party	158,725	171,365
Accrued expenses	824,169	1,310,463
Deferred revenue	-	15,415
Operating lease liability	189,902	181,963
Deferred consideration	3,000,000	3,000,000
Stand-ready guarantee liability	711,670	711,667
Financial indemnification liability	232,516	433,968
Other current liabilities	562,388	485,055
Total Current Liabilities	6,209,768	6,499,724
Stand-ready guarantee liability	889,468	1,245,416
Financial indemnification liability	512,506	657,804
Operating lease liability	432,172	528,552
Warrant liabilities	8,423	39,620
Total Liabilities	$8,052,337	$8,971,116
Commitments and Contingencies (Note 16)
Stockholders’ Equity
Convertible preferred stock, $.0001 par value, 1,250,000 shares authorized, 111 issued and outstanding on June 30, 2026, and December 31, 2025, respectively	-	-
Series B Convertible Preferred Stock, $.0001 par value, 35,000 shares authorized, 27,134 and 30,808 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3	3
Class A Common Stock, $.0001 par value, 1,000,000,000 shares authorized, 12,332,955 and 4,281,523 issued and outstanding on June 30, 2026, and December 31, 2025, respectively	1,233	428
Additional paid-in capital	132,308,726	131,152,020
Accumulated deficit	(126,208,995)	(122,916,543)
Total Stockholders’ Equity	$6,100,967	$8,235,908
Total Liabilities and Stockholders’ Equity	$14,153,304	$17,207,024

SHF Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,292,452)	$(1,757,914)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	-	2,518
Net loss on disposal of securities	340,408	-
Amortization of contract asset	258,144	-
Amortization of prepaid consulting (Series B Preferred Stock)	84,374	-
Issuance cost from the sale of the ELOC	210,109	-
Stock compensation expense	100,431	783,762
Lease expense	(10,272)	(2,172)
Change in the fair value of deferred consideration	-	(120,040)
Credit benefit	(702,695)	-
Change in fair value of warrant	(31,197)	(1,254,240)
Changes in operating assets and liabilities:
Accounts receivable – trade	10,366	83,674
Accounts receivable – related party	325,596	385,168
Prepaid expenses	438,166	317,545
Accrued interest receivable	-	14,214
Other assets	(173,645)	(286,672)
Other current liabilities	(217,690)	(58,370)
Accounts payable	340,570	486,818
Accounts payable – related party	(12,640)	89,309
Accrued expenses	(486,294)	(480,811)
Contract liabilities	-	(18,127)
Deferred revenue	(15,415)	-
Net cash used in operating activities	(2,834,136)	(1,815,338)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale and redemption of preferred securities	654,904	-
Net proceeds from loan repayment	-	6,545
Net cash provided by investing activities	654,904	6,545
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of Class A common stock	1,129,768	-
Repayment of senior secured promissory note	-	(255,765)
Net share settlement for stock compensation expense	-	(12,771)
Net cash provided by (used in) financing activities	1,129,768	(268,536)
Net decrease in cash and cash equivalents	(1,049,464)	(2,077,329)
Cash and cash equivalents – beginning of period	6,779,040	2,324,647
Cash and cash equivalents – end of period	$5,729,576	$247,318
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Reclassification of forward purchase receivable	$-	(4,584,221)
Receivable for unsettled ADTX sale	$454,688	-
Forfeiture of Series B shares related to consulting contract	$72,148	-
Accrued redemption payable to Series B holders	$295,022	$-
Supplemental Disclosure of Cash Flows Information
Interest paid	$6,870	$228,901